UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2009

PETRO RESOURCES CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 910 Houston, Texas 77056
(Address of principal executive offices)

(832) 369-6986
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement.

Effective as of March 25, 2009, we entered into amendments to our $50 million Credit Agreement (the "Credit Agreement") and our $15 million Second Lien Term Loan Agreement (the "Second Lien Term Loan Agreement"), both of which original agreements were entered into with certain lenders named in the agreements and CIT Capital USA Inc., as administrative agent for the lenders.  The Credit Agreement was amended pursuant to a First Amendment to Credit Agreement dated March 19, 2009 (“First Amendment to Credit Agreement”) and the Second Lien Term Loan Agreement was amended pursuant to a First Amendment to Second Lien Term Loan Agreement dated March 19, 2009 (“First Amendment to Second Lien Term Loan Agreement”).

The original Credit Agreement provided for a $50 million first lien revolving credit facility, with an initial borrowing base availability of $17 million. The first lien facility may be used for loans and, subject to a $500,000 sublimit, letters of credit. Borrowings under the Credit Agreement may be used to provide working capital for exploration and production purposes, to refinance existing debt, and for general corporate purposes. The maturity date of the Credit Agreement is September 9, 2011.

The original Credit Agreement and original Second Lien Term Loan Agreement were amended for purposes of revising certain financial covenants under both agreements.  In addition, the Credit Agreement was amended to reduce our borrowing base under the facility from $17 million to $12 million.

Pursuant to the First Amendment to Credit Agreement, the terms of the Credit Agreement as amended provide that we must have (A) a ratio of EBITDAX to Interest Expense (as each term is defined in the Credit Agreement) of not less than 2.0:1.0 for the first and second fiscal quarters of 2009, 2.25:1.0 for the third and fourth fiscal quarters of 2009, and 2.5:1.0 for each fiscal quarter thereafter; (B) a ratio of Net Debt (as such term is defined in the Credit Agreement) to EBITDAX of not more than 6.5:1.0 for the fiscal quarters of 2009, 6.0:1.0 for the fiscal quarters of 2010, and 5.0:1 for each fiscal quarter thereafter; (C) a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0:1.0 for each fiscal quarter; and (D) a ratio of First Lien debt to EBITDAX of not more than 2.75:1.0 for each fiscal quarter. Borrowings under the Credit Agreement bear interest, at our option, at either a fluctuating base rate or a rate equal to LIBOR (with a LIBOR floor of 2.50%) plus, in each case, a margin determined based on our utilization of the borrowing base. The amendment includes an increase in the margin of 50 basis points.

Pursuant to the First Amendment to Second Lien Term Loan Agreement, the terms of the Second Lien Term Loan Agreement as amended provide that we must have (A) a ratio of Total Reserve Value to Debt (as each term is defined in the Second Lien Term Loan Agreement) of not less than 1.75:1.0; and (B) a ratio of Net Debt to EBITDAX (as each term is defined in the Second Lien Term Loan Agreement) of not more than 6.5:1.0 for the fiscal quarters of 2009 and 2010 and 5.5:1 for the fiscal quarters of 2011 each fiscal quarter ending thereafter. Borrowings under the Second Lien Term Loan Agreement bear interest, at our option, at either a fluctuating base rate plus 6.50% per annum or a rate equal to LIBOR (with a LIBOR floor of 2.50%) plus 7.50% per annum.

As of March 30, 2009, we have drawn $21.5 million under the two facilities, of which $15.0 million was drawn on the Second Lien Term Loan Agreement and $6.5 million was drawn on the Credit Agreement.  We have approximately $5.5 million of available credit under the amended borrowing base of the Credit Agreement, which we are permitted to use to finance our capital program and fund general corporate purposes.

Item 7.01 Regulation FD Disclosure.

On March 30, 2009, we issued a press release announcing amendments to our $50 million Credit Agreement and our $15 million Second Lien Term Loan Agreement, as described in Item 1.01 above. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed with this report:

Exhibit 99.1                                Press release dated March 30, 2009

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETRO RESOURCES CORPORATION

Date: March 30, 2009	/s/ Wayne P. Hall
Wayne P. Hall,
Chief Executive Officer